NewsRelease

Teledyne Announces Planned Retirement of Jason VanWees and Appointment of Mary Grace DeForest as Vice President IR and M&A

THOUSAND OAKS, Calif. – September 28, 2026 – Teledyne Technologies Incorporated (NYSE:TDY) announced today that Jason VanWees, Vice Chairman, will be retiring from his current position at Teledyne, effective February 1, 2027, at which point he will be age 55. Jason joined Teledyne prior to the company’s spin-off in 1999 and was named Vice Chairman in 2021.

Mary Grace DeForest, Senior Vice President and General Manager of Teledyne Microwave, has been appointed Corporate Vice President of Investor Relations and Mergers and Acquisitions, effective November 1, 2026.

Jason VanWees has led the identification and acquisition of 75 complementary businesses for cumulative consideration of $12.8 billion. Through disciplined capital allocation, including opportunistic share repurchases, Teledyne has evolved into a more attractive, higher-margin, technology company with compound annual shareholder return greater than 17% for nearly 27 years as an independent company. Over the same time period, Teledyne’s sales and market capitalization have grown approximately 8x and over 100x, respectively.

“Since the beginning of Teledyne Technologies, Jason and I have been equal partners overseeing Teledyne’s growth strategy and capital allocation,” said Robert Mehrabian, Executive Chairman. “At the same time, given his extensive knowledge of our businesses and markets, Jason has led Teledyne’s discussions with the investment community for decades. I express personally, and on behalf of everyone at Teledyne, that Jason will be sorely missed.”

Mary Grace DeForest joined Teledyne in 2011 as a Manufacturing Engineer and has assumed positions of increased responsibility at both the Corporate office and Teledyne businesses, including Teledyne Marine, Digital Imaging and Defense Electronics. In her current position as Senior Vice President and General Manager of Teledyne Microwave, she has P&L responsibility for a group of businesses with 880 employees and an annual revenue of $320 million. Mary Grace has a Bachelor of Science degree from Carnegie Mellon University, a Master of Science in Statistics from Stanford University and a Master in Business Administration from Harvard University.

“I knew Mary Grace as a student at Carnegie Mellon University. She is an exceptional business manager who has excelled in all of her assignments in the past 15 years. Jason’s retirement and Mary Grace’s appointment overlap to ensure continuity in this important role at Teledyne,” said Robert Mehrabian, Executive Chairman.

About Teledyne
Teledyne is a leading provider of sophisticated digital imaging products and software, instrumentation, aerospace and defense electronics, and engineered systems. Teledyne’s operations are primarily located in the United States, Canada, the United Kingdom and Western and Northern Europe. For more information, visit Teledyne’s website at www.teledyne.com.

Contact:	Jason VanWees (805) 373-4542